                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 FORM 8-A/12(b)


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                Cott Corporation
                                ----------------
             (Exact Name of Registrant as Specified in Its Charter)

                  Canada                                 Not applicable
                  ---------                              --------------
(State of Incorporation or Organization)       (IRS Employer Identification No.)

    207 Queen's Quay West, Suite 340
    Toronto, Ontario M5J 1A7 Canada                      Not applicable
    -------------------------------                      --------------
(Address of Principal Executive Offices)                   (Zip Code)

If this form relates to the registration       If this form relates to the
of a class of securities and is effective      registration of a class of
upon filing pursuant to Section 12(b) of       securities pursuant to Section
the Exchange Act and is effective pursuant     12(g) of the Exchange Act and is
to General Instruction A. (c), please          effective pursuant to General
check the following box.  [X]                  Instruction A. (d), please check
                                               the following box.  [ ]

Securities Act registration statement file number to which this form relates:

----------


Securities to be registered pursuant to Section 12(b) of the Act:

            Title of Each Class                   Name of Each Exchange on Which
            to be so Registered                   Each Class is to be Registered
            -------------------                   ------------------------------

Common Shares, without nominal or par value       New York Stock Exchange, Inc.
-------------------------------------------       -----------------------------

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                      ----
                                (Title of Class)
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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


Item 1. Description of Registrant's Securities to be Registered.

                  The securities to be registered are the Common Shares. The authorized capital of the Company consists of an unlimited number of first preferred shares, issuable in series, an unlimited number of second preferred shares, issuable in series, and an unlimited number of Common Shares. As at June 30, 2002, 68,431,460 Common Shares were issued and outstanding. No preferred shares are outstanding.

                  The holders of Common Shares are entitled to receive notice of all shareholders' meetings (except for any meeting at which only holders of another specified class or series of shares of the Company are entitled to vote) and to exercise one vote thereat for each share held. The holders of Common Shares are entitled to receive such dividends as are declared by the Board of Directors of the Company on the Common Shares as a class, subject to prior satisfaction of all preferential rights to dividends. In the event of any liquidation, dissolution or winding-up of the Company, and subject to prior satisfaction of all preferential rights of return of capital attached to all shares of other classes of the Company ranking in priority to the Common Shares in respect of return of the capital, the holders of Common Shares will be entitled to share rateably, together with the holders of any other class ranking equally with Common Shares, in such assets of the Company as are available for distribution.

Item 2. Exhibits.

1. The Company's Articles of Amalgamation, as amended, are incorporated herein by reference to Exhibit 3.1 of the Company's Form 10-K filed March 31, 2000.

2. The Company's By-Laws, as amended and restated, are incorporated herein by reference to Exhibit 3.2 of the Company's Form 10-K filed
         March 8, 2002.


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                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                           COTT CORPORATION



                                           By: /s/ Raymond P. Silcock
                                               --------------------------------
                                               Raymond P. Silcock
                                               Executive Vice President and
                                               Chief Financial Officer

Date:  July 24, 2002



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